As filed with the Securities and Exchange Commission on July 28, 2009	Registration No. 333-147766

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Borland Software Corporation
(Exact name of registrant as specified in its charter)

Delaware	94-2895440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
8303 N. Mo-Pac Expressway, Ste. A-300
Austin, TX 78759
(512) 340-2200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas Bray
8303 N. Mo-Pac Expressway, Ste. A-300
Austin, TX 78759
(512) 340-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Carol Anne Huff
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60654
(312) 862-2000
Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company	Smaller reporting company ☑

DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement of Borland Software Corporation (“Borland”) (the “Registration Statement”) on Form S-3 (File No. 333-147766), initially filed with the Securities and Exchange Commission on December 3, 2007, for the resale by the holders thereof of $200,000,000 of Borland’s 2.75% Convertible Senior Notes due 2012 (the “Convertible Notes”) and the shares of common stock (the “Common Stock”) issuable upon conversion.
     Bentley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Micro Focus International plc, a company organized under the laws of England and Wales (“PLC”), Micro Focus (US), Inc., a Delaware corporation (“Parent”) and Borland entered into an agreement and plan of merger (the “Merger Agreement”) dated May 5, 2009, which contemplated, among other things, the merger of Merger Sub, with and into Borland (the “Merger”), with Borland being the entity surviving such Merger. The Merger was consummated on July 27, 2009.
     Borland is no longer contractually required to keep the Registration Statement effective. In addition, as a result of the consummation of the transactions contemplated by the Merger Agreement, the Convertible Notes are no longer convertible into Common Stock, and Borland has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, Borland is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister the Convertible Notes and all the shares of Borland’s Common Stock registered under the Registration Statement, which had not been resold as of the date hereof.

II-1

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 28, 2009.

BORLAND SOFTWARE CORPORATION

By:	/s/ Michael Steinharter
Name:	Michael Steinharter
Title:	President
     No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.